Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member

of Summit Materials, LLC:

We consent to the use of our report dated March 7, 2014, with respect to the consolidated balance sheets of Continental Cement Company, L.L.C. and subsidiary as of December 28, 2013 and December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in redeemable members’ interest and member’s interest for the years ended December 28, 2013 and December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

McLean, Virginia

September 26, 2014